EXHIBIT 10.1

EXECUTION VERSION

FIFTH AMENDMENT TO CREDIT AGREEMENT AND CONSENT

This Fifth Amendment to Credit Agreement and Consent (this “Fifth Amendment”) is entered into as of September 15, 2014 by and among ITT EDUCATIONAL SERVICES, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

RECITALS

A.           The Borrower, the financial institutions from time to time party thereto as lenders (the “Lenders”) and Administrative Agent are party to that certain Credit Agreement dated as of March 21, 2012, as amended by the First Amendment thereto dated as of March 31, 2014, the Second Amendment thereto dated as of May 29, 2014, the Third Amendment thereto dated as of June 30, 2014 and the Fourth Amendment thereto dated as of July 30, 2014 (the “Credit Agreement”).  Unless otherwise specified herein, capitalized terms used in this Fifth Amendment shall have the meanings ascribed to them by the Credit Agreement.

B.           The Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement and grant certain consents, on the terms and conditions set forth below.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1. Amendments to Credit Agreement.  The Credit Agreement is amended as follows:

(a) The definition of “Commitment” in Section 1.01 of the Credit Agreement is hereby amended by deleting the reference to “October 31, 2014” therein and replacing it with “November 15, 2014”.

(b) The defined term “EBITDA” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“EBITDA” means, for any period, net income for such period plus (a) without duplication and to the extent deducted in determining net income for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period (excluding any write-down or write-off in connection with any sales and other dispositions of Institutional Loans), (v) any other non-cash and non-recurring charges for such period, including all non-cash and non-recurring charges relating to the Private Education Loan Programs (but excluding (x) any non-cash and non-recurring charge in respect of an item that was included in net income in a prior period, and (y) any write-down or write-off in connection with any sales and other dispositions of Institutional Loans), (vi) fees and expenses incurred during such period in connection with any proposed or actual issuance of any Indebtedness or Equity Interests, or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, and any losses during such period attributable to cash payments relating to early extinguishment of Indebtedness or obligations under any Swap Agreement, in an aggregate amount under this clause (vi) not to exceed $5,000,000 during the most recently completed four fiscal quarters, and (vii) any losses during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business (excluding any write-down or write-off in connection with any sales and other dispositions of Institutional Loans), minus (b) without duplication and to the extent included in net income, the sum of (i) any extraordinary gains and any non-cash items of income for such period (excluding any gains in connection with any sales and other dispositions of Institutional Loans), and (ii) any gains attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement, and (all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business, in an aggregate amount under this clause (ii) not to exceed $5,000,000 during the most recently completed four fiscal quarters, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.  For purposes of the computation of the Leverage Ratio and Fixed Charge Coverage Ratio (a) for any period during which a Permitted Acquisition is made by any Credit Party, EBITDA shall be calculated on a pro forma basis as if such purchase or other acquisition was consummated (and any related Indebtedness incurred) on the first day of such period and (b) for any period during which a Subsidiary or business was disposed of, EBITDA shall be calculated on a pro forma basis as if such Subsidiary or business had been disposed of on the first day of such period.  All acquired Indebtedness assumed to be outstanding pursuant to the preceding sentence shall be deemed to have borne interest (a) in the case of fixed rate Indebtedness, at the rate applicable thereto or (b) in the case of floating rate Indebtedness, at the rates which were or would have been applicable thereto during the period when such Indebtedness was or was deemed to be outstanding.

(c) The defined term “Indebtedness” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (excluding any Letters of Credit that have been cash collateralized in accordance with the terms of this Agreement), (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided, however, that Indebtedness shall not include (i) amounts in respect of tuition that is shown as deferred revenue on the Borrower’s Financial Statements,  and (ii) the amount of any Guarantee or payment obligation in connection with any Private Education Loan Program that is not required to be recorded as a liability on the Financial Statements.  Notwithstanding the foregoing, the term “Indebtedness” shall not include post-closing purchase price adjustments or earnouts except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable.  The amount of Indebtedness of any Person for purposes of clause (f) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.  For purposes of determining Indebtedness in connection with calculating the Leverage Ratio, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting rights or netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

(d) The defined term “Liquidity” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Liquidity” means the aggregate stated balance sheet amount of cash, cash equivalents and short-term investments of the Borrower and its wholly owned Domestic Subsidiaries (excluding any portion thereof which is subject to a Lien in favor of a Person other than the Administrative Agent or is otherwise restricted); provided that, for the avoidance of doubt, cash of the Borrower which is held by the Administrative Agent as cash collateral for any Letter of Credit may be included for purposes of calculating Liquidity.

(e) Section 1.01 of the Credit Agreement is amended by adding the following definition in appropriate alphabetical order:

“Ticking Fee Rate” means (a) for the period from September 15, 2014 through and including March 21, 2015, 0.00% per annum, (b) for the period from March 22, 2015 through and including March 21, 2016, 1.00% per annum, (c) for the period from March 22, 2016 through and including March 21, 2017, 2.00% per annum, (d) for the period from March 22, 2017 through and including March 21, 2018, 3.00% per annum, (e) for the period from March 22, 2018 through and including March 21, 2019, 4.00% per annum, (f) for the period from March 22, 2019 through November 15, 2019, 5.00% per annum.

(f) There final sentence of Section 2.06(b) of the Credit Agreement is hereby deleted and replaced with the following:

A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $85,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

(g) Section 2.06(c) of the Credit Agreement is hereby deleted and replaced with the following:

(c)           Expiration Date.  Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, that any Letter of Credit (other than the DOE Letter of Credit) may expire on a date that is at most one year later than the date referred to in clause (ii), subject to paragraphs (j) and (k) of this Section; further provided, that the DOE Letter of Credit may expire on a date that is not later than November 15, 2019, subject to paragraph (j) of this Section.

(h) Section 2.06(j) of the Credit Agreement is hereby amended by deleting all references to “103%” therein and replacing them with “103% (or in the case of the DOE Letter of Credit, 109%)”.

(i) Section 2.11(c) of the Credit Agreement is hereby deleted and replaced with the following:

(c) In the event and on each occasion that any net cash proceeds are received by or on behalf of the Borrower or any Material Subsidiary in connection with any sale, transfer, lease or other disposition of Mortgaged Property, including in connection with any Sale and Leaseback Transaction, or any mortgage financing or similar transaction with respect to Mortgaged Property or in connection with any incurrence of Indebtedness not permitted by this Agreement, such net cash proceeds shall be applied within three (3) Business Days of receipt thereof as follows (i) first, to be delivered to the Administrative Agent to cash collateralize all outstanding Letters of Credit until such time as the Administrative Agent holds cash collateral equaling 103% (or in the case of the DOE Letter of Credit, 109%) of the face amount of such Letters of Credit in the manner described in Section 2.06(j), and (ii) second, to repay outstanding Revolving Loans which repayments shall be accompanied by a corresponding pro rata reduction of the Commitment of each Lender.  Notwithstanding the foregoing, in connection with any transaction contemplated by this clause (c), the Administrative Agent may (1) require that the Borrower or any Material Subsidiary (x) cause the applicable third party purchaser or financing source to remit any applicable net cash proceeds directly to the Administrative Agent and (y) prepare and provide to the Administrative Agent a copy of a closing flow of funds certified by the Borrower’s Chief Financial Officer and evidencing that such net cash proceeds are delivered directly to the Administrative Agent from the applicable third party purchaser or financing source, and (2) to the extent that any net cash proceeds are received by the Administrative Agent pursuant to this clause (c) prior to the issuance of the DOE Letter of Credit, hold such net cash proceeds until the issuance of the DOE Letter of Credit and thereafter apply such net cash proceeds in accordance with the immediately preceding sentence of this clause (c).

(j) Section 2.12(b) of the Credit Agreement is hereby deleted and replaced with the following:

(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Administrative Agent for the account of each Lender a participation fee with respect to its participation in the DOE Letter of Credit, which shall accrue at the Ticking Fee Rate on the average daily amount of such Lender’s LC Exposure with respect to the DOE Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including September 15, 2014 to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to the DOE Letter of Credit, and (iii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by the Issuing Bank, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on June 30, 2012; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(k) Section 4.02 of the Credit Agreement is hereby amended by adding  the following to the end of section:

Notwithstanding the foregoing or any other provision in the Credit Documents, the DOE Letter of Credit will not be issued unless deliverables under subsections (a) and (d) of the definition of Mortgaged Property Support Documents have been fully executed and received by the Administrative Agent.  Notwithstanding any other provision herein, amending or waiving any requirement set forth in the immediately preceding sentence shall require the consent of all Lenders.

(l) Section 6.12(a) of the Credit Agreement is hereby deleted and replaced with the following:

(a) Maximum Leverage Ratio.  The Borrower will not permit the Leverage Ratio as of the end of any fiscal quarter of the Borrower other than the fiscal quarters ending on December 31, 2013 and March 31, 2014, to be greater than the amounts indicated below opposite such fiscal quarters:

Fiscal Quarter	Maximum Leverage Ratio
June, 2014	3.00:1.00
September, 2014	2.75:1.00
December, 2014, and thereafter	2.75:1.00

(m) Clause (d) of Article VII of the Credit Agreement is hereby deleted and replaced with the following:

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08, 5.09, 5.10, 5.11 or 5.12 or in Article VI;

(n)           Schedule 2.01 of the Credit Agreement is hereby amended by deleting the reference to “October 31, 2014” therein and replacing it with “November 15, 2014”.

2.	Consents.

(a)           Notwithstanding anything to the contrary in Sections 5.01(a) or 5.01(c) of the Credit Agreement, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows described in Section 5.01(a) of the Credit Agreement, and the certificate of a Financial Officer of the Borrower as described in Section 5.01(c) of the Credit Agreement, in each case, as of and for the fiscal year ending December 31, 2013, required to be furnished by the Borrower to the Administrative Agent and each Lender pursuant to Sections 5.01(a) and 5.01(c) of the Credit Agreement, are required to be furnished by October 15, 2014.

(b)           Notwithstanding anything to the contrary in Sections 5.01(b) or 5.01(c) of the Credit Agreement, the internally prepared consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows described in Section 5.01(b) of the Credit Agreement, and the certificate of a Financial Officer of the Borrower as described in Section 5.01(c) of the Credit Agreement, in each case, as of and for the fiscal quarters ending March 31, 2014, required to be furnished by the Borrower to the Administrative Agent and each Lender pursuant to Sections 5.01(b) and 5.01(c), are required to be furnished by October 15, 2014.

(c) Notwithstanding anything to the contrary in Sections 5.01(b) or 5.01(c) of the Credit Agreement, the internally prepared consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows described in Section 5.01(b) of the Credit Agreement, and the certificate of a Financial Officer of the Borrower as described in Section 5.01(c) of the Credit Agreement, in each case, as of and for the fiscal quarters ending June 30, 2014, required to be furnished by the Borrower to the Administrative Agent and each Lender pursuant to Sections 5.01(b) and 5.01(c), are required to be furnished by October 31, 2014.

3. Representations and Warranties of the Borrower.  The Borrower represents and warrants that:

(a) This Fifth Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Each of the representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct in all material respects (except that any such representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect are true and correct in all respects) on and as of the date hereof, other than any such representations and warranties that specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date in all material respects (except that any such representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects).

(c) No Default has occurred and is continuing.

4. Effectiveness.  This Fifth Amendment shall become effective upon the execution and delivery hereof by the Borrower, the Administrative Agent and the Required Lenders, and when the following additional conditions have been satisfied:

(a) Each of the Subsidiary Guarantors has executed and delivered a Reaffirmation of Guaranty and Security Documents in the form of Exhibit A hereto.

(b) The Borrower shall have paid (i) to the Administrative Agent for the account of each Lender consenting to this Fifth Amendment a fee equal to 0.10% of such Lender’s Commitment, (ii) to the Administrative Agent for its own account any other agreed fees relating hereto, which fees shall be deemed fully earned and non-refundable on the date hereof, and (iii) to Winston & Strawn LLP all outstanding legal fees and expenses in connection with this Fifth Amendment and the other Loan Documents.

5. Additional Covenant of the Borrower.  Prior to November 15, 2014 (or such later date (not to exceed December 15, 2014) as is acceptable to the Administrative Agent), the Borrower shall retain a financial advisor acceptable to the Administrative Agent, which engagement shall be pursuant to terms and subject to a scope of work acceptable to the Borrower and the Administrative Agent.  The Borrower further agrees and acknowledges that the failure to comply with this Section 5 shall constitute an Event of Default.

6. Reference to and Effect Upon the Credit Agreement.

(a)           Except as specifically set forth above, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(b)           The execution, delivery and effectiveness of this Fifth Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement, except as specifically set forth herein.  Upon the effectiveness of this Fifth Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

(c)           This Fifth Amendment shall constitute a Credit Document.

7. Costs and Expenses.  The Borrower hereby affirms its obligation under Section 9.03 of the Credit Agreement to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Fifth Amendment (whether or not the transactions contemplated hereby shall be consummated).

8. Governing Law.  This Fifth Amendment shall be construed in accordance with and governed by the law of the State of New York.

9. Headings.  Section headings in this Fifth Amendment are included herein for convenience of reference only and shall not constitute a part of this Fifth Amendment for any other purposes.

10. Counterparts.  This Fifth Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Fifth Amendment by email or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Fifth Amendment.

11. Release of Claims. The Borrower and the other Credit Parties hereby releases, remises, acquits and forever discharges each Lender, the Administrative Agent and each L/C Issuer and each of their respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any manner of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to this Fifth Amendment or the other Credit Documents (collectively, the “Released Matters”).  The Borrower and each other Credit Party each hereby acknowledges that the agreements in this Section 11 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  The Borrower and each other Credit Party each hereby represents and warrants to each Lender, Agent and each L/C Issuer that it has not purported to transfer, assign or otherwise convey any right, title or interest of the Borrower or any other Credit Party in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

THE BORROWER AND EACH OTHER CREDIT PARTY AGREES TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED, WAIVED AND DISCHARGED BY THIS AMENDMENT.  THE BORROWER AND EACH OTHER CREDIT PARTY HEREBY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS WHICH IT MIGHT OTHERWISE HAVE UNDER ANY CIVIL CODE OR ANY SIMILAR LAW, TO THE EXTENT SUCH LAW MAY BE APPLICABLE, WITH REGARD TO THE RELEASE OF SUCH UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS.  TO THE EXTENT THAT SUCH LAWS MAY BE APPLICABLE, THE BORROWER AND EACH OTHER CREDIT PARTY WAIVES AND RELEASES ANY RIGHT OR DEFENSE WHICH IT MIGHT OTHERWISE HAVE UNDER ANY OTHER LAW OR ANY APPLICABLE JURISDICTION WHICH MIGHT LIMIT OR RESTRICT THE EFFECTIVENESS OR SCOPE OF ANY OF THEIR WAIVERS OR RELEASES HEREUNDER.

[signature pages follow]

CHI:2860940.8

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the date and year first above written.

ITT EDUCATIONAL SERVICES, INC.

By:   /s/ Daniel M. Fitzpatrick
Name: Daniel M. Fitzpatrick
Title:  EVP CFO

[Signature Page to Fifth Amendment]

JPMORGAN CHASE BANK, N.A.,
as a Lender and as the Administrative Agent

By:   /s/ Richard Barritt
Name: Richard Barritt
Title:  Associate

[Signature Page to Fifth Amendment]

Wells Fargo Bank, N.A., as a Lender

By:   /s/ Michael J. Thomas
Name: Michael J. Thomas
Title:  Senior Vice President

[Signature Page to Fifth Amendment]

BANK OF AMERICA, N.A., as a Lender

By:   /s/ Kevin M. Behan
Name: Kevin M. Behan
Title:  Managing Director

[Signature Page to Fifth Amendment]

EXHIBIT A

REAFFIRMATION OF GUARANTY AND SECURITY DOCUMENTS

The undersigned acknowledges receipt of a copy of the Fifth Amendment to Credit Agreement and Consent dated as of September 15, 2014, consents to such amendments and to each of the transactions referenced therein and hereby reaffirms its obligations under the Subsidiary Guaranty and the Security Documents.

Dated as of September 15, 2014

ESI SERVICE CORP.

By:   _________________________________
Name:
Title: